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                        EXHIBIT 12.1
                 SABRE HOLDINGS CORPORATION
              COMPUTATION OF RATIO OF EARNINGS
                      TO FIXED CHARGES
                       (in thousands)

                                                 Three
                                                 Months
                                                 Ended
                                               March 31,
                                                  2000
EARNINGS:
   Earnings before taxes                     $    109,512
   Minority interests in consolidated
    subsidiaries                                   (3,729)
   Income from equity investees                    (2,170)
   Earnings before taxes, minority interests and
   earnings from equity investees                  103,613
   Add:  Total fixed charges (per below)             7,805
      Total earnings                         $     111,418
FIXED CHARGES:
   Interest expensed and capitalized         $       2,696
   Estimate of interest within rental expense(1)     5,109
      Total fixed charges                    $       7,805
Ratio of earnings to fixed charges                   14.28
        _______________________
(1) Fixed charges include the estimated interest component of rent expense (one-third of rent expense under operating leases).